Pricing Supplement Dated January 10, 2001                         Rule 424(b)(3)
(To Prospectus Dated March 3, 2000)                           File No. 333-31166

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate

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Agent:                       Bank of America Securities LLC, Salomon Smith
                             Barney, Merrill Lynch, Morgan Stanley, Lehman Brothers, Chase Securities, Inc, Bear Stearns, USB Warburg

Principal Amount:            $1,855,000,000.00
Agent's Discount
  or Commission:             $2,522,800.00
Net Proceeds to Company:     $1,852,477,200.00

Initial Interest Rate:       Reset on the Issue Date (also an Interest
                             Reset Date).

Issue Date:                  01/18/01
Maturity Date:               01/20/04

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Calculation Agent:  GMAC
Interest Calculation:
         /X/  Regular Floating Rate Note

Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                     / / Prime Rate          / / Federal Funds Rate
                     /X/ LIBOR (see below)   / / Treasury Rate
                     / / Other
                         (see attached)

      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750

Interest Reset Dates:    Each Jan 20, Apr 20, Jul 20, and Oct 20.
                         The first interest reset date will be Jan 18, 2001.

                         The final reset date will be Oct 20, 2003.

Interest Payment  Dates: Each  Jan 20,  Apr 20,  Jul 20,  Oct 20
                         commencing Apr 20, 2001 and ending Jan 20, 2004.

Index Maturity:          3 Months
Spread (+/-):            +.72%

Day Count Convention:
      /X/ Actual/360 for the period from 01/18/01 to 01/20/04
      / / Actual/Actual for the period from / / to / /
      / / 30/360 for the period from / / to / /

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%

          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):

          Repayment Price:    %
Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:

Form:  /X/  Book-Entry              / /  Certificated
Other: /X/  Principal               / /  Agent

If as principal:
         / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         /X/ The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as agent:
         The Notes are being offered at a fixed initial public offering price of XX% of principal amount.